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                                                                    Exhibit 23.1

                                Auditor's Consent


The Board of Directors
Dawson Production Services, Inc.


We consent to the incorporation by reference in the registration statements (No. 333-01777, No. 333-24497, No. 333-24499, No. 333-43115, No. 333-43779, and No.
333-44677) on Form S-3 of Key Energy Group, Inc. of our report dated June 17, 1998 , with respect to the consolidated balance sheets of Dawson Production Services, Inc. as of March 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report is incorporated by reference in the Form 8-K/A of Key Energy Group, Inc. dated October 28, 1998.



/s/  KPMG Peat Marwick LLP
San Antonio, Texas
October 28, 1998